Exhibit (5)(a)

UFS 92000

LIFE INSURANCE COMPANY PRODUCT SALES AGREEMENT

THIS AGREEMENT is made by and among each life insurance company (“Insurer”); each principal securities underwriter for the Insurer (“Underwriter”); each selling broker/dealer (“Broker Dealer”); and each selling insurance agency (“Agency”) in the capacities as set forth on Schedule A-Signature Page which is attached to and made a part of this Agreement by this reference. This Agreement is initially effective on the date of first execution by the Insurer.

RECITALS

A. More than one Insurer, Underwriter, Broker Dealer, or Agency may execute this Agreement at its inception, or by subsequent addition of parties from time to time pursuant to a revised Schedule A. Each such execution shall be deemed to create a new and separate agreement between the Insurer, and Underwriter if applicable on the one hand and the Broker Dealer, and/or Agency if applicable, on the other. The existence of more than one executed Schedule A shall not create any agency relationship or other selling authority between any Insurer that executes one Schedule A, and any Underwriter, Broker-Dealer and/or Agency that executes another Schedule A. No Insurer shall be liable for the obligations or actions of any other Insurer.

B. Insurer offers various life insurance policies and annuity contracts (the “Products”) for sale to the public which may be registered with the U.S. Securities and Exchange Commission (“SEC”) or not so registered (either “Registered Products” or “Unregistered Products,” respectively).

C. Underwriter has been appointed as the principal underwriter of the Registered Products of Insurer (Insurer and Underwriter are collectively referred to as “Company”).

D. Underwriter and Broker Dealer are registered with the SEC as broker/dealers under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are members Financial Industry Regulatory Authority (“FINRA”) in good standing.

E. Agency is duly life-insurance licensed and lawfully authorized to distribute the Unregistered Products, as set forth in this Agreement; and, if the Agency only distributes Unregistered Products, the provisions of this Agreement that specifically refer to Registered Products or the requirements of the NASD or SEC shall be inapplicable.

F. Broker Dealer is duly life-insurance licensed and lawfully authorized to market and distribute the Registered Products, as set forth in this Agreement, or, if Broker Dealer is not life-insurance licensed, Agency is duly life-insurance licensed, an associated person of Broker Dealer, and lawfully authorized to market and distribute the Registered Products, as set forth in this Agreement (Broker Dealer and Agency are collectively referred to as “Producer”).

NOW, THEREFORE, the parties agree as follows:

l.	APPOINTMENT

Company hereby authorizes Producer to solicit and sell the Products pursuant to the terms of each attached Schedule B to the extent authorized by and only in the states (“States”) where: (a) Producer has been separately notified by Company that the Products are qualified for sale or exempt from qualification under all applicable securities and insurance laws; and (b) Producer is duly life insurance-licensed; and (c) Producer is, where required, duly securities licensed; and (d) Producer is duly appointed with the Insurer. One or more Product Commission Schedules attached and incorporated as Schedule B from time to time shall identify the specific parties who are authorized to issue, underwrite and distribute each life insurance or annuity product. Submission of an application or order for Products listed on a Schedule B delivered by the Company shall constitute written consent by Producer to the terms of such Schedule B. No exclusive rights are granted to Producer, except as maybe expressly provided by the Company in writing or on Schedule B. Producer accepts this appointment as an independent contractor, on the terms set forth in this Agreement. Producer is free to accept appointments to represent and market other insurance companies’ products and services. Certain variable life insurance or variable annuity contracts may not be subject to, or may be exempt from, registration with the SEC. Producers shall only offer such contracts pursuant to the offering restrictions set forth in the applicable Schedule B or in a private placement memorandum describing such contracts.

2.	AUTHORITY AND RESPONSIBILITY

(a) Producer is authorized and responsible in each State to train, use and supervise qualified professional insurance agents and solicitors who are duly qualified as provided in this agreement to sell the Products (“Subproducers”).

(b) Producer shall notify Company in writing immediately upon hiring or contracting with any Subproducer for solicitation of the Products and upon the filing or receipt of any notice of termination of any Subproducer. Insurer reserves the right of final approval of the appointment of any Subproducers. Producer shall provide or shall cause Subproducers to provide Company with appropriate authorization to allow Company to conduct such background and credit investigations of Subproducers as may be necessary or appropriate under applicable law. Insurer may, in the reasonable exercise of its discretion, cancel the appointment of any Subproducer, upon notice to Subproducer and Producer.

(c) Producer shall ensure that it and all Subproducers: (i) as fiduciary for Company, collect and submit purchase payments to Company by noon of the next business day following receipt thereof, such payments to be in the form of checks made payable solely to the order of Company, or at such time and by such other means (by wire or electronic transfers) as mutually agreed in writing; (ii) promptly deliver the Product contract to the purchaser, unless the contract has been sent by Company to the purchaser; (iii) record each transaction, including the fact of delivery, and maintain any other documentation reasonably requested by Company; (iv) responsibly perform in good faith each authorized action hereunder in accordance with Company’s administrative procedures as provided to Producer from time-to-time in writing and cooperate with Company as required to provide service to the purchasers of the Products; (v) make and record a determination as required by applicable law and regulation with respect to each purchaser that the purchase of the Product is suitable as to such purchaser based upon a thorough review of the current financial situation and needs of each purchaser, and notify Company promptly upon learning of any circumstances that render such suitability information inaccurate (If Company receives customer checks and purchase orders directly from Producer’s prospective purchasers it will, upon request, provide Producer with such copies as are necessary to make the required suitability determinations.); (vi) establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Subproducers and submit reports to Company as may be reasonably requested on the compliance with such procedures; and (vii) adopt, abide by, and enforce the principles, set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by Company and (“Ethics Code”) in Schedule C.

(d) Broker Dealer is responsible for the training, supervision, and control of the registered representatives. Broker Dealer will be responsible to provide training, conduct manuals, or other information to unregistered employees of Agencies and Subproducers regarding the limitations on such unregistered employees’ permissible securities activities as Broker Dealer deems appropriate.

(e) Broker Dealer, on its own behalf and on behalf of Agencies and Subproducers, shall maintain the books and records relating to the sale of the Registered Products and the receipt and disbursement of Commissions (hereafter defined) and fees thereon so as to clearly and accurately disclose the nature and details of the transactions. Such books and records shall be maintained and preserved as required under the Exchange Act and the rules thereunder and shall at all times be compiled and maintained in a readily accessible place and in a manner that permits inspection by supervisory personnel of Broker Dealer, the SEC, the FINRA, any other SRO of which Broker Dealer may become a member, and other appropriate regulatory authorities. Duplicate books and records relating to the Registered Products and maintained by Agencies and Subproducers shall be deemed books and records of Broker Dealer and shall also be readily accessible for examination by the SEC, FINRA, any other SRO of which Broker Dealer may become a member, and other governmental authorities.

(f) Insurer reserves the unconditional right to refuse to accept applications and purchase orders procured by Producer without specifying the reason therefor, as well as premiums and settlements tendered or made thereunder. Furthermore, Insurer reserves the unconditional right to modify any of the Products in any respect whatsoever, modify or alter the conditions or terms under which any policy form may be sold or regulate its sale in any way, discontinue or withdraw any policy form from any geographic area or market segment without prejudice to continuation of such form in any other area or market segment, suspend the sale of any of the Products, or cease doing business in any area in whole or in part, at any time without prior notice. Notwithstanding these rights, Insurer will use its reasonable best efforts to provide Producer with prior written notice of its intention to modify or suspend the sale of any Products.

(g) No variation of Producer’s authority and responsibility granted under this Agreement shall be permitted except with Company’s prior written consent.

3.	PROHIBITIONS

Producer and Subproducers have no authority to, and Producer shall ensure that it and any Subproducers shall not: (a) make any promise or incur any debt on behalf of Company; (b) hold themselves out as employees or affiliates of Company unless true; (c) misrepresent, add, alter, waive, discharge, or omit any provision of the Products, the then-current prospectus for the Registered Products or the underlying funds, confirmations, statements, or other Company materials; (d) waive any forfeiture, extend the time of making any payments, or alter or substitute any of Company’s forms; (e) use, or supply to a third party for use, any of Company’s forms other than for purposes of this Agreement; (f) make any recommendation or take any action which is likely to induce the surrender, transfer, exchange, replacement, cancellation, non-renewal of, or the withdrawal from, any Product, (i.e., a “Replacement”) except when Producer has documented suitability of the Replacement based on the purchaser’s individual financial and insurance needs and has first offered Company the opportunity to present a suitable replacement Product to Producer; (g) pay or allow to be paid to any prospective customer any inducement not specified in the contract for the Products; (h) cause any premium or consideration to be rebated, in any manner whatsoever, directly or indirectly; (i) give or offer to give, on Company’s behalf, any advice or opinion regarding the taxation of any purchaser’s or prospective purchaser’s income or estate in connection with the sale or solicitation for sale of any Products; (j) sign or allow any person to sign a form or other document for another except pursuant to a proper power of attorney or guardianship appointment approved by Company; (k) negotiate, deposit, or co-mingle purchase payments except as may be otherwise specifically agreed in a written addendum to this Agreement; (1) enter into any contracts with Subproducers for the solicitation of the Products or payment of compensation based on sales with anyone not licensed and appointed with Company; (m) engage in speculation on human life in any way; (n) solicit or take applications for the Products in a state other than the purchaser’s state of residence in order to circumvent the insurance laws of such purchaser’s state of residence; (o) take any other action beyond the scope of the authority granted under this Agreement; or (p) allow any employee or contractor of Agency or any Subproducer who is not a registered representative of Broker Dealer to engage in securities activities, receive compensation based on securities transactions or providing securities advice, recommend any security, give investment advice, discuss the merits of any security or type of security, respond to any question that might require familiarity with the securities industry, handle or maintain customer funds, including checks routed through Broker Dealer and Agencies, or securities in connection with securities transactions, or have any involvement in securities transactions other than providing clerical or ministerial assistance.

4.	ADDITIONAL REPRESENTATIONS AND WARRANTIES

(a) Producer represents and warrants that it and each Subproducer person or entity whom they employ or contract with in connection with sales of the Products or to whom it pays commissions pursuant to this Agreement: (i) will have sound business reputations and backgrounds (as more fully described in the General Letter of Recommendation attached as Exhibit A and incorporated by reference); (ii) will be duly life insurance-licensed, appointed to represent Company, and securities-registered (for Registered Products) in compliance with all applicable federal and state laws and regulations, including those of the FINRA or other self regulatory organization, prior to and during the sale of any Products pursuant to this Agreement; and (iii) will comply with all other applicable laws federal and state and regulations, including those of the FINRA or other self regulatory organization, and applicable procedures, Ethics Codes, manuals, and other written rules and regulations of Company as delivered to Producer from time to time. Producer shall take all necessary steps to communicate the Company’s rules and regulations to such persons.

(b) Producer represents and warrants that any Agency that sells Registered Products shall be an associated person of Broker Dealer within the meaning of section 3(a)(18) of the Exchange Act. Broker Dealer agrees that any Agency or Subproducer whom the SEC, NASD or any self-regulatory organization (“SRO”) bars or suspends from association with Broker Dealer or any other broker dealer will be immediately terminated or suspended from all activities related to Registered Products and Company shall be notified immediately of any such bar or suspension.

(c) Producer represents and warrants that it will monitor the activities of its unlicensed and unregistered employees and ensure their compliance with the limitations on their permissible insurance and securities activities as set forth in the conduct manuals Provided by the Broker/Dealer.

(d) Producer represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder.

(e) Company represents and warrants that all Products have been filed with and approved by the appropriate insurance departments in compliance with the laws of each State and that Company is licensed to do business by the insurance department of each State. Further, Company represents and warrants that the Registered Products have been filed and registered as appropriate with the SEC and FINRA and is in compliance with the applicable regulations promulgated under the Exchange Act. The Company will, during the term of this Agreement, notify Producer of the issuance by the SEC of any stop order with respect to the registration statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and offering of the Products and of any other action or circumstance that may prevent the lawful sale of the Products in any state or jurisdiction.

(f) Company represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder.

(g) This Agreement has been duly authorized, executed, and delivered on behalf of Producer and Company and constitutes a valid and binding agreement of the parties enforceable in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other laws affecting or limiting the enforcement of creditors’ rights generally; (ii) as such enforceability is subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law; and (iii) as the right of a party to indemnification or contribution may be judicially determined to be unenforceable.

5.	COMMISSIONS AND CHARGEBACKS

(a) Company shall pay Producer the commissions (the “Commissions”), if any, set forth on the applicable Schedule B for sales in the States during the term of this Agreement. Broker Dealer shall report all Commissions for Registered Products on its FOCUS and FINRA Fee Assessment reports. The Insurer is solely responsible for the payment of all Commissions under this Agreement, Underwriter’s liability, if any, for Commissions payable is limited solely to proceeds of Commissions received from Insurer.

(b) Producer shall pay Company in full for any indebtedness to Company arising under this Agreement or otherwise within thirty (30) days of demand. Producer will pay the maximum lawful rate of interest on any indebtedness that Producer owes to Company, along with reasonable legal expenses, attorney fees, and court costs incurred by Company in collecting such indebtedness. Producer shall pay to Company, or Company may offset from Commissions due, any unpaid indebtedness due to Company remaining after demand, and the chargebacks (the “Chargebacks”) set forth on the applicable Schedule B. This right to offset shall constitute a first lien against any compensation due Producer from Company or any of its affiliates and shall have priority over any assignment by Producer or by operation of law. No Commissions will be paid to Producer on Products that are surrendered or canceled and subsequently reinstated or rewritten, or on subsequent premiums that result from prior partial withdrawals from the Product.

(c) Company reserves the right, upon reasonable notice to Producer, to revise any Commissions or Chargebacks payable on Products issued, renewed, converted, or exchanged in the future. Notwithstanding any other provisions of this Agreement to the contrary, Company shall not be obligated to pay any compensation which would be in violation of any applicable law, rule, regulation or order.

(d) Producer shall be solely liable for and shall promptly pay any and all amounts payable to any Subproducer in connection with the sale of Products. No Subproducer or other person shall have any claim against Company on account of the sale or service of any Product.

6.	INDEMNIFICATION

(a) By Company. Company shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement. Company agrees to indemnify and hold harmless Producer and each officer and director of Producer against any and all losses, claims, damages, or liabilities, joint and several (or actions in respect thereof), to which Producer or such officer or director may become subject, under the Securities Act of 1933, as amended, (the “Securities Act”) or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact, contained in any registration statement or any post-effective amendment thereto or in the prospectus or any amendment or supplement thereto for the Products, or in any Sales Materials provided by Company or that was required to be stated therein or necessary to make the statements therein not misleading; or (ii) the failure of Company, its officers, employees, or agents to comply with the provisions of this Agreement. Company agrees to reimburse Producer and any director or officer or controlling person of Producer for reasonable legal and other expenses (including attorney’s fees) incurred by Producer and such director, officer, or controlling person in connection with investigating or defending any such losses, claims, damages, liabilities, or actions. This indemnity agreement will be in addition to any liability that Company may otherwise have.

(b) By Producer. Producer shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement. Producer agrees to indemnify and hold harmless Company and each of its current and former directors and officers and each person, if any, who controls or has controlled Company within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages, or liabilities joint and several (or actions in respect thereof), to which Company and any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning the Products by Producer, its agents, employees, or representatives; (ii) claims for commissions, services fees, development allowances, reimbursements, or other compensation or remuneration of any type relating to any Subproducer or former Subproducer or relating to any employee or contractor of Producer or any Subproducer; or (iii) the failure of Producer, its officers, employees, agents or Subproducers to comply with the provisions of this Agreement, including any unauthorized actions, errors or omissions by Subproducers. Producer agrees to reimburse Company and any director or officer or controlling person of Company for any reasonable legal or other expenses (including attorney’s fees) incurred by Company or such director, officer, or controlling person in connection with investigating or defending any such losses, claims, damages, liabilities, or actions. This indemnity agreement will be in addition to any liability that Producer may otherwise have.

7.	APPROVAL OF ADVERTISING

(a) No sales, promotion or other advertising or training materials relating to the Products or Company (“Sales Material”) shall be used unless approved in writing by Company prior to such use for each advertising effort. “Sales Material” shall include, but is not limited to, any material relating to the Products or Company which are designed to create public interest in life insurance or annuities or in an insurer, or in an insurance producer, or to induce the public to purchase, modify, increase, reinstate, borrow on, surrender, replace, or retain a policy of insurance or annuity.

(b) The consideration for and the giving of such approval shall apply to each specific request and shall not be construed to have applied to any subsequent materials or programs. All materials shall be subject to periodic review after initial approval to ensure compliance with applicable law, regulations, and Company policies. At least one hard copy of each piece of Sales Materials in the form used shall be supplied to Company at least ten business days prior to first use. Additional copies or longer time period may be required for Sales Materials that must be filed for approval with any regulatory authorities prior to use.

(c) No representations in connection with the sale or solicitation for sale of the Products, other than those contained in the currently effective registration statement and prospectus for each Registered Product filed with the SEC, or in the approved Sales Materials for each Product, shall be made by Producer. Producer assumes full responsibility for all Sales Materials not prepared or approved by Company and all such Sales Materials will be deemed to be Producer’s materials. Unless otherwise agreed by the parties it shall be Broker Dealer’s responsibility to file and obtain FINRA approval of any Sales Materials prepared by Producer.

(d) The Company will use reasonable efforts to provide Producer with information and marketing assistance, including providing reasonable quantities of advertising materials, sales literature, and reports on such terms and at such costs as the Company and the Producer shall mutually agree from time to time. Sales Material provided by the Company shall have been authorized by the Company and shall conform to all applicable legal requirements as of the date of delivery.

(e) Company shall not use any advertising material, prospectus, proposal, or representation referring to Producer or its affiliates unless furnished by Producer or until the approval of Producer shall have been first secured. The consideration for and the giving of such approval shall relate to each specific request and shall not be construed to have applied to any subsequent materials or programs.

(f) The provision of Products and Sales Material to Producer, or sales material referring to the Producer, shall not provide the receiving party with any license to use any tradenames, trademarks, service marks or logos or proprietary information of the providing party, except to the extent necessary to carry out the purposes of this Agreement.

8.	CONFIDENTIALITY

(a) Except as required by law, regulation, subpoena, court order, or other lawful authority, all information communicated to one party by another party relating to the Company or any Producer or Subproducer, or their affiliates, including information regarding consumers, customers or policy holders, whether before the effective date or during the term of this Agreement, shall be received in strict confidence, shall be used by it and its employees, agents, vendors, attorneys, or accountants only for the purposes of this Agreement, and shall not be disclosed by the recipient party, its employees, agents, vendors, attorneys, or accountants without the prior written consent of the party that provided the information. Each party shall take all reasonable precautions to prevent the disclosure to outside parties of such information including, without limitation, the terms of this Agreement.

(b) The parties shall comply with the terms of the Gramm-Leach-Bliley Act (“GLBA”), the rules and regulations promulgated thereunder or relevant state laws and regulations as they may apply to the parties. This includes, but is not limited to, disclosure of the privacy policies and practices of each of the parties as may be required (jointly if necessary), and actions required to protect the confidentiality and security of nonpublic personal information of consumers and customers of the parties, as those terms are or may be defined in GLBA, the regulations thereunder or relevant state laws and regulations. Producer shall also comply with the GLBA policies and procedures of the Company to the extent such policies and procedures do not conflict with the GLBA policies and procedures of the Producer. The parties acknowledge that each of them may be under a separate duty to effect compliance with the GLBA. The parties shall use their best efforts to conform and coordinate their actions under, and interpretations of, their respective policies and procedures in the performance of the actions contemplated by this Agreement so as to ensure both compliance with GLBA and avoid conflicts among themselves.

9.	COMPLAINTS AND INVESTIGATIONS/COMPLAINT LOGS

(a) Producer and Company jointly agree to cooperate fully in any insurance or securities regulatory or self-regulatory investigation or proceeding or judicial proceeding arising in connection with the Products. Producer, upon receipt, shall notify Company of any notice of any regulatory or self-regulatory investigation or proceeding or judicial proceeding arising in connection with the Products or the solicitation or sale of the Products no later than by next day express or overnight mail. Producer and Company further agree to cooperate fully in any regulatory or self-regulatory investigation or proceeding or judicial proceeding with respect to Producer, Subproducers, Company, their affiliates, and their agents or representatives to the extent that such investigation or proceeding is in connection with this Agreement or the transactions contemplated hereunder. Producer shall furnish applicable federal, state, self-regulatory authorities with any information or reports in connection with their services under this Agreement which such authorities may request in order to ascertain whether Producer’s or Company’s operations are being conducted in a manner consistent with any applicable law, regulation, or rule of an SRO. Each party shall bear its own costs and expenses in complying with any regulatory or self-regulatory requests, subject to any right of indemnification that may be available pursuant to Section 6 of this Agreement.

(b) Company and Producer shall each develop and maintain a log of Policyholder complaints arising out of the Products contemplated by this Agreement. The log will record the date and substance of each Policyholder complaint and the date and substance of the resolution of each such complaint. Each party’s log shall be provided to the other upon reasonable request.

(c) Each party will immediately notify the other party of any Policyholder complaint or other complaint against that party or its agents or producers or third party vendors arising from the performance, or failure to perform, the terms of this Agreement. For purposes of this Agreement, a Policyholder complaint includes, but is not limited to, a written notification (including a notification by electronic mail) that: (1) expresses a grievance or alleges misrepresentation of information, improper sales practices or confusion over the Product’s status as an insurance product; or (2) an error or inaction or unfair treatment by former or current employees or agents of Producer. Company or affiliates of each, and (3) requests resolution of the matter. Each party shall reasonably determine whether an oral or telephonic notification that clearly meets the foregoing requirements should be treated as a written complaint for the purposes of this Agreement. Each party will, upon receipt of any summons, complaint, or notice of suit, forward such notice to the other party no later than by next-day express or overnight mail.

10.	TERMINATION

(a) This Agreement shall continue in force from its effective date and may be terminated by any party providing thirty (30) days written notice to the others.

(b) Notwithstanding the provisions of subsection (a), either the Company or the Producer may terminate this Agreement immediately and without notice if the other party (i) ceases to be registered under the Exchange Act or to be a member in good standing of the FINRA, (ii) fails to comply with any licensing Jaws or any other law or regulation, (iii) becomes insolvent or bankrupt or suffers other financial impairment that may affect its or the other party’s performance of this Agreement, or (iv) is prohibited from offering the Products hereunder as a result of any change in federal or state laws or regulations.

(c) Any party may terminate this Agreement at any time, with Cause, upon ten (10) days’ written notice to the other parties. “Cause” shall be defined as a breach of a material provision of this Agreement. In the event of notification of a termination for Cause, and upon request, the other party has the right to a ten (10) day cure period for the breach. If the party is able to cure the breach to the good faith satisfaction of the other party within the cure period, this Agreement will continue in effect as though it were never terminated.

(d) Sections 3, 6, 8, 9, 12, 13(a), 13(c), and 13(i) of this Agreement shall survive the termination of this Agreement to the maximum extent permitted by law. Producer shall settle all accounts with Company and shall continue to be responsible for all applicable Chargebacks.

11.	MARKET TIMING

Company reserves the right to terminate this Agreement immediately without notice to any other parties if Company, in its reasonable discretion, determines that any of Producer’s or Subproducers’ clients are engaging in market timing activities (that is, programmed, large or frequent transfers) with respect to any portfolios of the Registered Products or that any Producer or Subproducer, is providing advice or assistance to any persons to engage in such market timing activities. Company reserves the right to reject any purchase orders submitted by any parties whom (or whose clients) Company determines to be engaging in market timing activity. In addition to the indemnification provided in Section 6 of this Agreement, and any other liability Producer may have, Producer will be liable to the Company and each portfolio affected by such market timing activity for any damages or losses, actual or consequential, sustained by them as a result of such market timing activity.

12.	BOOKS, RECORDS

Each party shall create and maintain at its principal administrative office books and records of all transactions under this Agreement as required by applicable state and federal law and regulations. Each party hereto shall have the right, during normal business hours and upon ten (10) days prior written notice, to inspect and audit the books and records of the other party relating solely to the business contemplated by this Agreement, including files, letters, Sales Material, and other documents relating in any way to such business. Such books and records shall be maintained in accordance with prudent standards of insurance and securities recordkeeping for the term of this Agreement and for the five-year period following the termination of this Agreement or longer if required by applicable Federal or state law or regulation.

13.	GENERAL PROVISIONS

(a) This Agreement shall be governed as to its validity, interpretation, and effect by the laws of the state of domicile of the Insurer as set forth on Schedule A without giving effect to principles of conflicts of laws.

(b) This Agreement, including each Schedule, Exhibit, and Addendum to this Agreement, contains the entire understanding and agreement among the parties with respect to its subject matter and with respect to sales of the Products, and supersedes all prior and contemporaneous discussions, agreements, and understandings. Producer and Company hereby acknowledge that they have not relied upon any representations other than the representations expressly contained within this Agreement. This Agreement may not be amended or supplemented except by a written agreement signed by the party against whom enforcement of the same is sought.

(c) This Agreement or any of the rights or obligations hereunder may not be assigned by any party without the prior written consent of the other parties hereto.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and, to the extent permissible hereunder, assigns.

(e) Nothing in this Agreement, nor any acts of the parties hereto, shall be deemed or construed by the parties hereto, or any of them, or any third party, to create the relationship of employer and employee, or a partnership or joint venture, or, except to the extent expressly provided herein, principal and agent, between Company and Producer.

(f) Any notice required to be given by one party to another shall be (i) personally delivered or (ii) mailed by registered or certified mail, postage prepaid, if to Insurer or Underwriter, to the addresses set forth on Schedule A, with a copy at the same address to Division General Counsel; and if to Producer, at the addresses set forth on Schedule A; or such different addresses as set forth in a written notice from one party to the other in compliance with this subsection. All such notices shall be deemed delivered when so mailed or hand-delivered. Alternatively, such notices shall be deemed delivered by timely transmission of the writing, delivery charges prepaid. to a third-party company or governmental entity providing delivery services in the ordinary course of business which guarantees delivery to the other party on the next business day.

(g) In the event any term, phrase, clause, paragraph, restriction, covenant, or agreement contained in this Agreement or the attached Exhibits, Schedules, or Addenda shall be held to be invalid or unenforceable by a court of competent jurisdiction, the same shall be severable and shall not defeat or impair the remaining provisions thereof.

(h) A waiver by any party of the breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any other or subsequent breach by any party.

(i) Each party agrees to cooperate fully with each other in the resolution of all matters arising out of the business of this Agreement. The parties agree that this Agreement involves “commerce” within the meaning of the Federal Arbitration Act, 9 U.S.C. Sec.1 et seq., and that any dispute between the parties arising out of or related to this Agreement will be resolved by binding arbitration in accordance with this Section and Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration will take place in the city in which the Insurer has its principal address as set forth on Schedule A, unless we mutually agree to another location. The arbitration will be determined by one neutral arbitrator as agreed upon by each party. If the parties fail to appoint an arbitrator on a timely basis or are unable to agree on the choice of an arbitrator on a timely basis, any one of the parties may apply to the American Arbitration Association to appoint the additional arbitrator or arbitrators to sit and hear the arbitration. The arbitrator’s decision will be binding on the parties and the decision will be final with no right of appeal. The award of the arbitrator may be entered as a final judgment in any court which has jurisdiction thereof. The cost of arbitration, including the fees of the arbitrator, will be borne by the party or parties as the arbitrator decides. Each party hereto hereby waives the right to a trial by either a jury or a court, including but not limited to a trial of any issue concerning the validity of this section and the right of appeal from the arbitrator’s award. Each party waives any claim to recover punitive damages and non-compensatory damages against the others.

(j) The masculine, feminine or neuter pronouns used in this Agreement shall be interpreted without regard to gender and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

(k) For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document.

(I) This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all parties hereto.

[SCHEDULE A – SIGNATURE PAGE FOLLOWS]

SCHEDULE A – SIGNATURE PAGE

LIFE INSURANCE COMPANY PRODUCT SALES AGREEMENT

Complete and attach additional copies of this Schedule as needed. Include tax ID number where indicated and sign on page A-2. Attach copies of current Agency licenses for applicable states.

Insurers and Underwriters

The following affiliated Insurers and Underwriters are deemed to be parties to, and bound by all provisions of, the Agreement with respect to Products issued or underwritten by such parties, including each product commission schedules issued to the date of execution hereof by the respective Insurer.

Name:	Universal Life Insurance Company	Name:	Universal Financial Services
State of Domicile:	Puerto Rico	Business Address:	Metro Office Park, Street 1 Lot # 10
Business Address:	Metro Office Park, Street 1 Lot #10 San Juan PR 00968		San Juan PR 00968

Broker Dealers and Agencies

The following affiliated Broker Dealers and Agencies are deemed to be parties to, and bound by all provisions of, the Agreement with respect to Products distributed by such parties:

(Print name of Broker Dealer above)	Contact Person at Broker Dealer:
Address:	Name:
Phone:
Fax:
Tax ID #:	E-mail:

(Print name of Agency above)	Contact Person at Agency:
Address:	Name:
Phone:
Fax:
Tax ID #:	E-mail:

Please check the appropriate box:
☐	Corporation
☐	Partnership
☐	Other: _______________

SIGNATURES

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dates written below,

*	Complete and attach additional copies of this page if needed for more parties.

SCHEDULE B – COMMISSIONS

Compensation Terms for Universal Variable Investment Annuity

Name	First Year Commission Up to Age 80	Yearly Asset Trail	Form number

*OPTION A

Universal VIA (NQI/IRA)	5.50%	0%	ULICO VA-002-APP

*OPTION B
Universal VIA (NQI/IRA)	3.50%	(Starting 13th Mo.Payable Qtly) 0.40%	ULICO VA-002-APP

*OPTION C
Universal VIA (NQI/IRA)	1.00%	(Starting 13th Mo.Payable Qtly) 1.0%	ULICO VA-002-APP

Name	First Year Commission From 81 to 85 yrs	Yearly Asset Trail	Form number

*OPTION A

Universal VIA (NQI/IRA)	2.75%	0%	ULICO VA-002-APP

*OPTION B
Universal VIA (NQI/IRA)	1.65%	(Starting 13th Mo.Payable Qtly) 0.40%	ULICO VA-002-APP

*OPTION D
Universal VIA (NQI/IRA)	0.50%	(Starting 13th Mo.Payable Qtly) 1.00%	ULICO VA-002-APP

*	Commissions differ in two main categories, no trail and trail commission. Option A stands for no trail commission. Option B initiates the payment of the trail commission in the quarter after the 49th month. Option C initiates the payment in the quarter after the 13th month.

SCHEDULE B – COMMISSIONS (Continued)

Compensation Terms for Universal Variable Investment Annuity L-Share
(Liquidity Rider)

Name	First Year Commission Up to Age 80	Yearly Asset Trail	Form number

*OPTION A

Universal VIA (NQI/IRA)	4.00%	0%	ULICO VA-002-APP

*OPTION B
Universal VIA (NQI/IRA)	2.00%	(Starting 49th Mo.Payable Qtly) 1.00%	ULICO VA-002-APP

*OPTION C
Universal VIA (NQI/IRA)	0.75%	(Starting 13th Mo.Payable Qtly) 0.75%	ULICO VA-002-APP

Name	First Year Commission From 81 to 85 yrs	Yearly Asset Trail	Form number

*OPTION A

Universal VIA (NQI/IRA)	2.00%	0%	ULICO VA-002-APP

*OPTION B
Universal VIA (NQI/IRA)	0.75%	(Starting 49th Mo.Payable Qtly) 1.00%	ULICO VA-002-APP

*OPTION C
Universal VIA (NQI/IRA)	0.50%	(Starting 13th Mo.Payable Qtly) 0.75%	ULICO VA-002-APP

Commissions differ in two main categories, no trail and trail commission. Option A stands for no trail commission. Option B initiates the payment of the trail commission in the quarter after the 49th month and Option C initiates the payment of the trail commission in the quarter after the 13th month.

pay company charge backs shall survive the termination or expiration of the Appointment Agreement, other agreement for any reason.

SCHEDULE C – UNIVERSAL LIFE PRINCIPLES AND CODE OF ETHICAL MARKET CONDUCT

Universal Life Insurance Company subscribes to the following Principles of Ethical Market Conduct which have been developed by the American Council of Life Insurance and adopted by the Insurance Marketplace Standards Association:

1.	Conduct business according to high standards of honesty and fairness and to render that service to its customers who, in the same circumstances, it would apply to or demand for it.

2.	Provide competent and customer focused sales and service.

3.	Engage in active and fair competition.

4.	Provide advertising and sales materials that are clear as to purpose, and honest and fair as to content.

5.	Provide for fair and expeditious handling of customer complaints and disputes.

6.	Maintain a system of supervision and review that is reasonably designed to achieve compliance with these principles of ethical market conduct.

October 29, 2004 Mr. Jose Benitez, President Universal Financial Services, Inc. Metro Office Park, Street #1, Lot #10 Guaynabo, Puerto Rico 00921

RE:	NASD Membership of Universal Financial Services, Inc. (CRD No. 131558)

Dear Mr. Benitez:

In connection with your recent admission to membership, I have enclosed with this letter a list of regulatory reminders, important contacts including telephone numbers, and key dates for financial reporting purposes. I hope you will find this helpful.

Based on your business plan, the firm is required to file at the end of each calendar quarter, a full FOCUS IIA Report. Your first report will be due January 26, 2005 for the calendar quarter ending December 31, 2004. In addition, please provide the District Office with full financials for the first three months of NASD membership. This information is due within 17 business days of the month-end and shall include: a trial balance; balance sheet; income/expense statement; inventory position statement; support documents for allowable assets; net capital computation; and, computation of aggregate indebtedness. Should you have any questions, please contact me or Ger Xiong, the firm’s assigned core examiner.

As you know, NASD Regulation, Inc. conducts regular examinations of NASD members. In this connection, please advise me when you commence business so that we may schedule a visit to your office to inspect your books and records and the operation of your business in general.

Thank you for your cooperation with our self-regulatory program.

Sincerely,

/s/ DePorres Cormier
DePorres Cormier
Supervisor of Examiners

Enclosure

Investor protection. Market integrity	Atlanta District Office One Securities Centre, Suite 500 3490 Piedmont Road, NE Atlanta, GA 30305-4808	tel 404 239 6100 fax 404 237 9290 www.nasd.com

Universal Financial Services, Inc.
CRD # 131558

Contacts
Assigned Examiner: Ger Xiong	Telephone: (404) 239-6157	FAX: 404-237-9290

Advertising Department: 240-386-4500	Electronic FOCUS filing problems: 800-321-NASD

Central Registration Depository (CRD)/ Membership Department: 301-590-6500
P.O. Box 9401. Gaithersburg. MD 20898-9401
Reminders

☐	The firm will provide the District Office with full financials for the first three months of NASD membership, within 17 business days of the month-end. The financial statements shall include: a trial balance; balance sheet; income/expense statement; inventory position statement; support documents for assets deemed allowable; computation of net capital; and, computation of aggregate indebtedness.

☐	The firm must file its FOCUS reports within 17 business days after the end of each filing period.

☐	The firm’s month-end net capital computation and all FOCUS Reports must be prepared on an accrual basis.

☐	The firm must prepare and maintain monthly net capital computations, even though the firm may only be required to file FOCUS reports on a quarterly basis.

☐	The firm, when computing net capital will value inventory positions, if any, in compliance with the “Ready Market” and “Blockage Tests” as outlined by the Securities and Exchange Commission interpretations.

☐	For the first twelve months, the firm must not permit its aggregate indebtedness to exceed 800 percent of net capital.

☐	The firm must file, ten days prior to use, a copy of all advertisements for a period of one year from its first filing with the NASD’s Advertising Department at NASD Advertising Regulation; 9059 Key West Avenue; Rockville, Maryland 20850.

☐	Before engaging in any new areas or changing operations the firm needs to review the Membership Agreement with the assigned examiner.

☐	Pursuant to SEC Rule 17a-5, the firm’s Annual Audit shall be filed not more than 60 days after the date of the financial statements.

♦	♦	♦

As of: 09/01/2020

COMMISIONER OF FINANCIAL INSTITUTIONS
BROKER DEALERS REGISTERED AND LOCATED IN PUERTO RICO

NAME	LIC. NUM.	ADDRESS	NEXT RENEWAL DATE	CRD. #	TELEPHONE AND FAX	BRANCHES	CONTACT
Performance Trust Capital Partners, LLC	936	500 W. Madison Suite 450 Chicago IL 60661	01/01/21	36155	312-521-1000 787-620-9833	1	David F. Wilding, Charles M. Carpenter
PFS Investments Inc.	162	1 Primericia Parkway Duluth GA 30099-0001	01/01/21	10111	770-381-1000	33	Daniel A. Woodring
Popular Securities, LLC.	134	209 Avenue Ponce De Leon Popular Center Suite 1200 San Juan PR 00918-1035	01/01/21	8096	787-758-7400 787-766-4200	7	Jaime Toro Lavergne
Raymond James Financial Services, Inc.	787	880 Carillon Parkway St. Petersburg FL 33716	01/01/21	6694	727-567-3020 787-725-6400	2	Mary Haas, Ramon R. Dana, Jr.
RD Capital Group, Inc.	595	MCS Plaza Suite 305 255 Ponce de Leon Avenue San Juan PR 00917-1903	01/01/21	37470	787-282-0303	1	Cesar Munoz
Robus Capital Partners LLC	2034	208 Ponce De Leon Avenue Suite 1030 San Juan PR 00918	01/01/21	282547	787-771-6185	1	Fernando Fussá Ocasio
Samuel A. Ramirez & Co., Inc.	723	61 Broadway Suite 2924 New York NY 10006	01/01/21	6963	212-248-0522 787-759-8080	1	Samuel Ramirez, Fernando Vinas
Santander Securities LLC	665	Edificio Santander #207 Ave Ponce de Leon, Piso 4 San Juan PR 00917-1818	01/01/21	41791	787-759-5330	1	Lawrence Carter
Stonecrest Capital Markets, Inc.	2111	300 W. 6th Street Suite 1520 Austin TX 78701	01/01/21	39616	512-275-6515	1	Rebecca E. Feliciano Beltran
The O.N. Equity Sales Company	740	10300 Alliance Rd. Blue Ash OH 45242	01/01/21	2936	513-794-6794	1	Andrew Vanhoy, Adolfo Krans
Transamerica Financial Advisors, Inc.	918	570 Canllon Parkkway St. Petersburg FL 33716-1202	01/01/21	16164	727-248-3491 727-299-1800	1	Peter J. Lugo, Brad Mullikin
Triad Advisors LLC	895	5155 Peachtree Parkway Suite 3220 Norcross GA 30092	01/01/21	25803	800-720-4003	1	Jeffrey Rosenthal
UBS Financial Services Inc.	033	1200 Harbor Boulevard Weehawken NJ 07086	01/01/21	8174	201-352-3000 201-352-3676	4	Susan Markunas
UBS Financial Services Incorporated of PR	177	250 Munoz Rivera Avenue Hato Rey PR 00918	01/01/21	13042	201-352-3676 787-250-3681	5	Doel R. Garcia, Susan Markunas
Universal Financial Services Inc.	1442	Calle Bolivia #33 San Juan PR 00917-2011	01/01/21	131558	787-793-7202 x. 6108 787-706-7095	1	Jose C. Benitez
Winlo Management Group, LLC	2131	151 Calle San Francisco Suite 200 San Juan PR 00901	01/01/21	288383	704-756-3072 800-688- 3824	1	Erin Osborne
GRAND TOTAL: 47